                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 1999


                       RAGEN MACKENZIE GROUP INCORPORATED
             (Exact name of registrant as specified in its charter)


           Washington                   1-14243              91-1898738
(State or other jurisdiction of       (Commission         (I.R.S. Employer
          incorporation)              File Number)       Identification No.)

                         999 Third Avenue, Suite 4300
                              Seattle, Washington
                   (Address of principal executive offices)

                                     98104
                                  (Zip Code)

       Registrant's telephone number, including area code  (206) 343-5000
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Item 5:  Other Events

     On September 28, 1999, Ragen MacKenzie Group Incorporated ("Ragen MacKenzie") and Wells Fargo & Company ("Wells Fargo") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Wells Fargo will merge with and into Ragen MacKenzie, with Ragen MacKenzie being the surviving corporation. The transaction, which has been approved by both of the Wells Fargo and Ragen MacKenzie Boards of Directors, will be accounted for as a purchase transaction. At the effective time of the merger, as defined in the Merger Agreement, each outstanding share of Ragen MacKenzie common stock (other than treasury and dissenting shares) will be converted into the right to receive $18.75 worth of Wells Fargo common stock. However, if the average closing price of Wells Fargo common stock during a specified period immediately preceding the date that certain closing conditions are met is equal to or less than $36.00 per share, each share of Ragen MacKenzie common stock will be converted into the right to receive 0.5208 shares of Wells Fargo common stock; if the average closing price of Wells Fargo common stock during such period is equal to or greater than $42.00 per share, each share of Ragen MacKenzie common stock will be converted into the right to receive 0.4464 shares of Wells Fargo common stock. Options to purchase Ragen MacKenzie common stock will be assumed by Wells Fargo and converted into options to purchase Wells Fargo common stock on the same terms and conditions, whereby the exercise price and number of shares of Wells Fargo common stock subject to such options will be appropriately adjusted to reflect the applicable exchange ratio. The merger is expected to close late in the first quarter of calendar year 2000.

     The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Consummation of the merger is subject to certain conditions, including the receipt of regulatory and Ragen MacKenzie shareholder approval. The Merger Agreement provides that, under certain circumstances, one or both parties will have the right to terminate the transaction. These circumstances include, among others, (i) breach by either party of the Merger Agreement and failure to cure such breach within a specified period; (ii) failure to obtain the approval of Ragen MacKenzie shareholders; (iii) failure to obtain all of the required government and regulatory approvals; (iv) failure to consummate the merger by June 30, 2000; and (v) termination by Ragen MacKenzie if the average closing price of Wells Fargo common stock during a specified period immediately preceding the date certain closing conditions are met is below $32.00 per share and has underperformed an index of comparable bank holding companies set forth in the Merger Agreement, subject to the option of Wells Fargo to increase the exchange ratio pursuant to a specified formula.

     In connection with the Merger Agreement, Ragen MacKenzie and Wells Fargo entered into a Stock Option Agreement (the "Option Agreement"), pursuant to which Ragen MacKenzie granted to Wells Fargo an irrevocable option to purchase, under certain circumstances, up to 2,570,093 authorized and unissued shares of Ragen MacKenzie common stock at a price per share of $15.50. The option was granted as a condition and inducement to Wells Fargo's willingness to enter into the Merger Agreement. Under certain circumstances, Ragen MacKenzie may be required to repurchase the option or the shares acquired pursuant to the exercise of the option.

     In connection with the Merger Agreement, and as an inducement and condition to Wells Fargo's entering into the Merger Agreement, certain Ragen MacKenzie shareholders including directors and executive officers of Ragen MacKenzie have entered into support agreements agreeing, among other things, to vote their shares in favor of the merger.

                                      -2-
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     Copies of the Merger Agreement and the Option Agreement are attached hereto as exhibits. The foregoing descriptions of such agreements are qualified by reference to the full text of such exhibits. A joint press release announcing the proposed transaction was issued on September 28, 1999, and is attached hereto as an exhibit. The information contained in the September 28, 1999 press release is incorporated herein by reference.

                                      -3-
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Item 7:  Financial Statements and Exhibits.

         (c)  Exhibits

              2.1    Agreement and Plan of Merger dated as of September 28,
                     1999 by and among Wells Fargo & Company, Romero Acquisition Corp. and Ragen MacKenzie Group Incorporated

              10.1 Stock Option Agreement dated September 28, 1999 between Ragen MacKenzie Group Incorporated and Wells Fargo & Company

              99.1   Joint Press Release dated September 28, 1999



                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:  September 28, 1999

                                        RAGEN MACKENZIE GROUP INCORPORATED



                                        By:   /s/ Lesa A. Sroufe
                                           ------------------------------------
                                              Lesa A. Sroufe
                                              Chairman of the Board and
                                              Chief Executive Officer

                                      -4-
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EXHIBIT INDEX

2.1 Agreement and Plan of Merger dated as of September 28, 1999 by and among Wells Fargo & Company, Romero Acquisition Corp. and Ragen MacKenzie Group Incorporated

10.1 Stock Option Agreement dated September 28, 1999 between Ragen MacKenzie Group Incorporated and Wells Fargo & Company

99.1  Joint Press Release dated September 28, 1999